UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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R. R. Donnelley & Sons Company

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RR DONNELLEY SUPPLEMENTAL PROXY MATERIALS

For the Annual Meeting of Stockholders to be Held on May 21, 2015

Re: Proposal 2: Advisory Vote to Approve Executive Compensation

May 8, 2015

Dear Stockholder:

RR Donnelley is asking for your support at the 2015 Annual Meeting by voting in accordance with the recommendations of our Board of Directors on all proposals.

Specifically, we request that you vote “FOR” Proposal 2, Advisory Vote to Approve Executive Compensation (“Say on Pay”).

We are providing you with additional information regarding Say on Pay in order to address the Institutional Shareholder Services (“ISS”) report dated May 3, 2015 (the “ISS Report”) in which it recommends a vote against this proposal. ISS acknowledges that “CEO pay remains reasonable compared with peers and company performance at this time,” but recommends a vote against Say on Pay primarily because of concerns related to special long-term cash retention awards granted to the Named Executive Officers other than the CEO (the “NEOs”).

We strongly disagree with ISS and ask that you review the information below and in our proxy statement to gain a clear understanding of the actions taken by our HR Committee.

RR Donnelley is moving through a critical time in its history and the compensation program is tailored to our new business strategies in order to align pay with performance and to ensure that our strong senior leadership team remains intact through this evolution.

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Continuity in the Senior Leadership Team Extremely Important. The HR Committee felt that continuity of leadership was extremely important and in the best interest of the stockholders in light of the evolution of the Company’s strategy as discussed below. Thus, the HR Committee determined it was important to enhance the retention value of the long-term incentive program for the NEOs (other than the Chief Executive Officer), particularly given that the Company’s short-term incentive plan has paid at less than target for several years.

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As a result, special long-term cash retention awards equal to each executive’s target bonus opportunity, vesting in three equal installments on January 1 of 2015, 2016 and 2017, were granted to Messrs. Knotts, Leib and Coxhead, and Ms. Bettman. The Chief Executive Officer, Mr. Quinlan, did not receive a special long-term cash retention award.

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In the HR Committee’s view, the leadership team has done an exceptional job in addressing the industry challenges and keeping the Company on the right course. Despite the significant progress that has been made, there is more to be done.

—	Recent short-term incentive plan payouts as a percentage of target: 2011 - 54.4%; 2012 - 0%; 2013 - 54%; and 2014 - 70%.

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Evolution of the Company to Address Industry Challenges. The markets for the majority of our product categories are highly fragmented. Additionally, the Company has a large number of competitors and management believes that excess capacity in its markets has caused downward price pressure that is likely to continue. Electronic delivery of documents and data, including the online distribution and hosting of media content, offer alternatives to traditional delivery of printed documents. As had been described in our public filings, earnings calls and investor day presentations, in response to such challenges the Company has continued to evolve from being a traditional printer to becoming a leading global provider of integrated communications services. This evolution requires us to continue to win business and compete in all products and services while making investments in

RR DONNELLEY SUPPLEMENTAL PROXY MATERIALS

For the Annual Meeting of Stockholders to be Held on May 21, 2015 (continued)

adjacent offerings. The senior leadership team and the Board of Directors have continued to refine the Company’s strategy and are making dramatic operational changes to address the challenges of the industry.

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The Company recently undertook a re-segmenting of its businesses to align with its management structure; this re-segmenting provides greater transparency to the unique dynamics facing its different businesses.

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Given the complexity faced by each business segment we are developing solutions for growth including a new, Company-wide, go-to-market strategy and the roll out of comprehensive vertical market solutions, with an initial focus on retail, health care and financial services verticals.

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Significant Performance-Based Component of Compensation. In 2014, in response to comments from stockholders, we further increased the ratio of performance-based compensation to time-based compensation by moving Messrs. Leib and Coxhead and Ms. Bettman from a 75/25 split of time vesting/performance vesting to a 50/50 split of time vesting/performance vesting. Mr. Knotts had a 50/50 split prior to 2014. The performance vesting shares have a 3-year performance period and are based on a 3-year average weighted free cash flow target.

—	ISS’ initial Pay-for-Performance Quantitative Screen indicates a low concern level.
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While the special long-term retention awards vest solely based on service, the Company’s compensation programs, when reviewed in their totality, provide a strong alignment between pay and performance. A very high percentage of the NEO’s total compensation is at risk. Further, the Chief Executive Officer did not receive a special long-term retention award.

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The HR Committee Was Thoughtful, Deliberate and Well Advised When Making Its Decisions. The HR Committee stands behind its decision and believes given the critical period in the history of the Company, the special long-term retention awards, as part of overall compensation of the NEOs, are in the best interest of the stockholders.

The executive compensation program at RR Donnelley is designed to further the goals of aligning stockholder interests, rewarding our executives for performance, ensuring long-term Company success, and encouraging our executive talent to remain with the Company. We respectfully submit that a one size fits all approach is not appropriate for RR Donnelley given the industry challenges and its ongoing evolution. The HR Committee believes that the special long-term retention awards granted to the NEOs and their total compensation is fair and reasonable and in the best interests of its stockholders.

We appreciate your time and consideration on these matters and ask that you vote “FOR” Proposal 2: Advisory Vote to Approve Executive Compensation.